EXHIBIT 4.02

AMENDMENT NO. 1 TO RIGHTS AGREEMENT

THIS AMENDMENT NO. 1 (this “Amendment”) is entered into and dated as of November 14, 2006, by and between Embrex, Inc., a North Carolina corporation (the “Company”), and American Stock Transfer & Trust Company, as Rights Agent (the “Rights Agent”).

WHEREAS, the Company and the Rights Agent are parties to a Rights Agreement dated as of March 6, 2006 (the “Rights Agreement”), specifying the terms of certain Rights (as defined therein);

WHEREAS, the Company, Pfizer Inc., a Delaware corporation (“Parent”) and Eagle Merger Sub Inc., a North Carolina corporation and a wholly owned subsidiary of Parent (“Merger Sub”), intend to enter into an Agreement and Plan of Merger (as such agreement may be amended or supplemented from time to time, the “Merger Agreement”) pursuant to which, among other things, Merger Sub and the Company will consummate the Merger (as defined in the Merger Agreement), and the Company will survive the Merger as a wholly owned subsidiary of Parent;

WHEREAS, on November 14, 2006, the Board of Directors of the Company resolved to amend the Rights Agreement to render the Rights inapplicable to the Merger and the other transactions contemplated by the Merger Agreement;

WHEREAS, the Board of Directors of the Company has determined further that it is in the best interests of the Company’s shareholders to amend the Rights Agreement as set forth in this Amendment to ensure that the performance of the Merger Agreement or the other actions set forth in the Merger Agreement will not cause Parent, Merger Sub or any of their “Affiliates” or “Associates” (as each such term is defined in the Rights Agreement) to become an “Acquiring Person” (as defined in the Rights Agreement) or to otherwise give rise to a “Distribution Date,” “Stock Acquisition Date,” or “Triggering Event” (each, as defined in the Rights Agreement) or to otherwise trigger the Rights;

WHEREAS, Section 27 of the Rights Agreement authorizes the Company and the Rights Agent to amend the Rights Agreement as contemplated by this Amendment; and

WHEREAS, the Board of Directors of the Company has approved the amendment of the Rights Agreement and the execution and delivery of this Amendment;

NOW, THEREFORE, for good and valuable consideration, the parties hereby agree as follows:

1. Amendment to Definition of “Acquiring Person” set forth in Section 1(a). The definition of “Acquiring Person” set forth in Section 1(a) of the Rights Agreement is amended by adding the following new paragraph at the end of Section 1(a):

“Notwithstanding anything in this Agreement that might otherwise be deemed to the contrary, (i) neither Pfizer Inc., a Delaware corporation (“Parent”), Eagle Merger Sub Inc., a wholly owned subsidiary of Parent (“Merger Sub”), nor any Affiliates or Associates of

Parent or Merger Sub shall be deemed an Acquiring Person, (ii) no Distribution Date, Triggering Event or Stock Acquisition Date shall be deemed to occur and (iii) the Rights will not separate from the Common Stock, in each such case of clauses (i), (ii) and (iii), in connection with or as a result of the execution, delivery or performance of the Agreement and Plan of Merger dated as of November 14, 2006, including any amendment or supplement thereto, among Parent, Merger Sub and the Company (the “Merger Agreement”), the consummation of the Merger (as defined in the Merger Agreement) or any of the transactions contemplated by the Merger Agreement, or the public announcement of the execution and delivery of the Merger Agreement. No such event shall entitle or permit the holders of the Rights to exercise the Rights or otherwise affect the rights of the holders of Rights, including giving the holders of the Rights the right to acquire securities of any party to the Merger Agreement.”

2. Amendment to Definition of “Distribution Date” set forth in Section 1(l). Section 1(l) of the Rights Agreement, the definition of “Distribution Date,” is hereby amended by adding the following new sentence at the end of Section 1(l):

“Notwithstanding anything in this Agreement that might otherwise be deemed to the contrary, a Distribution Date shall not be deemed to have occurred in connection with or as a result of the execution, delivery or performance of the Merger Agreement, the consummation of the Merger or any of the transactions contemplated by the Merger Agreement, or by the public announcement of the execution and delivery of the Merger Agreement.”

3. Amendment to Definition of “Expiration Date” set forth in Section 1(n). Section 1(n) of the Rights Agreement, the definition of “Expiration Date,” is hereby amended by eliminating the word “or” that appears immediately prior to the symbol “(iii)” and by adding the following to the end of Section 1(n):

“, or (iv) the moment in time immediately prior to the Effective Time (as defined in the Merger Agreement)”

4. Amendment to Definition of “Stock Acquisition Date” set forth in Section 1(ee). Section 1(ee) of the Rights Agreement, the definition of “Stock Acquisition Date,” is hereby amended by adding the following new sentence at the end of Section 1(ee):

“Notwithstanding anything in this Agreement that might otherwise be deemed to the contrary, a Stock Acquisition Date shall not be deemed to have occurred in connection with or as a result of the execution, delivery or performance of the Merger Agreement, the consummation of the Merger or any of the transactions contemplated by the Merger Agreement, or by the public announcement of the execution and delivery of the Merger Agreement.”

5. Amendment to Definition of “Triggering Event” set forth in Section 1(ii). Section 1(ii) of the Rights Agreement, the definition of “Triggering Event,” is hereby amended by adding the following new sentence at the end of Section 1(ii):

“Notwithstanding anything in this Agreement that might otherwise be deemed to the contrary, a Triggering Event shall not be deemed to have occurred in connection with or as a result of the execution, delivery or performance of the Merger Agreement, the consummation of the Merger or any of the transactions contemplated by the Merger

Agreement, or by the public announcement of the execution and delivery of the Merger Agreement.”

3. Miscellaneous. From and after the date hereof, all references in the Rights Agreement to “Agreement” shall mean and refer to the Rights Agreement, as modified by this Amendment, and, except as set forth herein, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected by this Amendment. This Amendment shall be deemed to be a contract made under the laws of the State of North Carolina and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State and without regard to conflicts of laws principles. This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

(signature on following page)

(Signature Page to the Amendment to Rights Agreement)

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to Rights Agreement to be duly executed and attested, all as of the day and year first above written.

EMBREX, INC.

By:	/s/ Randall L. Marcuson
Name: Title:	Randall L. Marcuson President and Chief Executive Officer

AMERICAN STOCK TRANSFER & TRUST COMPANY

By:	/s/ Joseph F. Wolf
Name: Title:	Joseph F. Wolf Vice President